UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 26, 2014

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134-1376
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective September 26, 2014, the Board of Directors of Brocade Communications Systems, Inc. (the “Company”) amended and restated the Company’s Amended and Restated Bylaws (the “Bylaws”). In addition to certain technical, conforming, and clarifying changes, the amendments and restatements include the following additional changes:
Special Meetings of the Stockholders. Section 2.3 (Special Meeting) was amended to require the Company’s corporate secretary to call a special meeting of the stockholders at the request of one or more stockholders holding shares representing in the aggregate not less than twenty-five percent (25%) of the total voting power outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting. Sections 2.3 and 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business) were also amended to set forth the related ownership, procedural and disclosure requirements such stockholder(s) must satisfy in order to request a special meeting of stockholders. Stockholders did not previously have the ability to request a special meeting of stockholders.
Annual Meetings of the Stockholders. Section 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business) was also amended to add certain disclosure requirements for stockholders intending to nominate directors for election or bring business before an annual meeting of stockholders.
Indemnification. Article VI (Indemnity) was amended to clarify the Company’s obligations with respect to the indemnification of certain persons and to add new section 6.6 (Limitation on Indemnification) to provide certain limitations on the Company’s obligation to indemnify persons for certain proceedings.
The foregoing summary of the changes to the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by this reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Bylaws of Brocade Communications Systems, Inc., effective as of September 26, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: September 30, 2014	By:	/s/ Ellen A. O’Donnell
Ellen A. O’Donnell
Vice President, General Counsel and Corporate Secretary